POPULAR, INC.

For more information:

Teruca Rullán
Senior Vice President
Corporate Communications
Popular, Inc.
trullan@bppr.com
1-917-679-3596

Popular, Inc. Expands Operations,
Acquiring Additional Retail Holdings in Puerto Rico

San Juan, Puerto Rico, August 9, 2007 – Popular, Inc. (Nasdaq: BPOP), the leading financial institution in Puerto Rico, and Citibank, N.A., a member of Citi, today announced the signing of a definitive agreement under which Popular, Inc. will acquire Citibank’s retail business in Puerto Rico.

Citibank’s retail operations consist of 17 financial centers, approximately 230 employees, $1.1 billion in deposits and $230 million in loans.

“This transaction further solidifies our leadership in Puerto Rico,” said Richard L. Carrión, Chairman of the Board and Chief Executive Officer of Popular, Inc. “We are committed to Puerto Rico, where Popular was founded more than a century ago. The island’s financial sector was expected to consolidate. This is a step in that direction.”

“The deal continues to build our retail base in this competitive financial market. We are looking forward to serve our new clientele with the innovation and values that set Popular apart,” said David H. Chafey Jr., President of Banco Popular de Puerto Rico.

Popular will retain substantially all of Citibank’s retail business employees. The transaction, which was unanimously approved by the board of directors of both companies, is subject to regulatory approval and other customary closing conditions. The transaction is expected to close in the fourth quarter of 2007.

Citigroup Global Markets acted as exclusive financial advisor to Citibank N.A. Paul, Weiss, Rifkind, Wharton, & Garrison LLP served as legal counsel to Citibank N.A. and Fiddler González & Rodríguez, PSC served as legal counsel to Popular, Inc.

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About Popular, Inc.

Popular, Inc. is a full service financial institution based in Puerto Rico with operations in Puerto Rico, the United States, the Caribbean and Latin America. As the leading financial institution in Puerto Rico, with over 300 branches and offices, the Corporation offers retail and commercial banking services through its franchise, Banco Popular de Puerto Rico, as well as auto and equipment leasing and financing, mortgage loans, consumer lending, investment banking, broker/dealer and insurance services through specialized subsidiaries. In the United States, the Corporation has established a community banking franchise providing a broad range of financial services and products to the communities it serves. Banco Popular North America operates over 140 branches in California, Texas, Illinois, New York, New Jersey and Florida. Popular Financial Holdings, with 132 consumer finance offices, offers mortgage and personal loans, while E-LOAN provides online consumer direct lending to obtain mortgage, auto and home equity loans. The Corporation, through its financial transaction processing company, EVERTEC, continues to use its expertise in technology and electronic banking as a competitive advantage in its expansion throughout the United States, the Caribbean and Latin America. The Corporation is exporting its 113 years of experience through these regions while continuing its commitment to meeting the needs of retail and business clients through innovation, and to fostering growth in the communities it serves.

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